================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                              ____________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________

                          HOUSTON AMERICAN ENERGY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                           76-0675953
              --------                                           ----------
     (STATE OR JURISDICTION OF                                 (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MR. JOHN TERWILLIGER
                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 with a copy to:

                            MICHAEL SANDERS, ESQUIRE
                            20333 S.H. 249, SUITE 600
                              HOUSTON, TEXAS 77070
                                 (832) 446-2599

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                              ____________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                    CALCULATION OF REGISTRATION FEE

======================================================================================================
Title of Each Class                       Proposed Maximum      Proposed Maximum        Amount of
of Securities to be     Amount to be     Offering Price Per    Aggregate Offering    Registration Fee
Registered               Registered            Share                 Price
====================  ================  ====================  ====================  ==================
8% Subordinated       $   2,125,000(1)               100%(2)  $       2,125,000(2)  $          250.11
Convertible
Promissory Notes
--------------------  ----------------  --------------------  --------------------  ------------------
Common Stock,          2,125,000(3)(4)            (5)                  (5)                  (5)
0.001 par value
--------------------  ----------------  --------------------  --------------------  ------------------
Common Stock,            191,250(4)(6)  $            1.00(7)  $           191,250   $           22.51
0.001 par value
--------------------  ----------------  --------------------  --------------------  ------------------
          Total                                               $         2,316,250   $          272.62
======================================================================================================

(1) Represents the aggregate principal amount of the 8% Subordinated Convertible Promissory Notes issued by Houston American Energy Corp. prior to the date of this registration statement.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(3) Consists of shares issuable upon conversion of the 8% Subordinated Convertible Promissory Notes registered hereby.
(4) Pursuant to Rule 416 under the Securities Act, includes an indeterminate number of shares issuable pursuant to anti-dilution provisions.
(5) No additional consideration will be received upon conversion of the 8% Subordinated Convertible Promissory Notes. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the 8% Subordinated Convertible Promissory Notes because no additional consideration will be received upon conversion.
(6)  Consists of shares issuable upon exercise of placement agent warrants.
(7) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

                           ___________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===========================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                       SUBJECT TO COMPLETION JULY 15, 2005

                          HOUSTON AMERICAN ENERGY CORP.
                               ___________________

           $2,125,000 of 8% Subordinated Convertible Promissory Notes
                        2,316,250 Shares of Common Stock

     This prospectus covers resales by selling securityholders of our 8% Subordinated Convertible Promissory Notes due 2010 and shares of our common stock into which the Notes are convertible. This prospectus also covers resales by selling securityholders of shares of our common stock underlying warrants issued to a placement agent in connection with the placement of the Notes.

     The Notes will mature on May 1, 2010. We will pay interest on the Notes each April 20 and October 20. We will make the first interest payment on October 20, 2005.

     We do not have the right to redeem the Notes at our option prior to May 1, 2007.

     The Notes are convertible into our common stock at any time before May 1, 2010 at a conversion price of $1.00 per share, subject to adjustment for specified events.

     Holders may require us to repurchase their Notes upon the occurrence of certain designated events in cash at 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any.

     The Notes are subordinated unsecured obligations and rank, in right of payment, junior to all of our existing and future unsecured indebtedness except for future indebtedness specifically designated as being equal or subordinate to the Notes. The Notes will be effectively subordinated to any secured indebtedness.

     The selling securityholders may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the selling securityholders.

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "HUSA.OB". The last reported sale price of our common stock on the OTC Electronic Bulletin Board on July 15, 2005 was $1.00 per share. There is no trading market in our Notes.

     INVESTING IN OUR COMMON STOCK AND NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED      , 2005

     We will pay all expenses of this offering except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the selling securityholders. Estimated expenses payable in connection with this offering are approximately $25,000. The aggregate proceeds to the selling securityholders will be the purchase price of common stock or Notes sold less the aggregate agents' commissions and underwriters' discounts, if any. We have agreed to indemnify the selling securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OR THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

             Available Information. . . . . . . . .  2

             Incorporation of Certain Documents by
             Reference. . . . . . . . . . . . . . .  3

             The Company. . . . . . . . . . . . . .  4

             Risk Factors . . . . . . . . . . . . .  4

             Use of Proceeds. . . . . . . . . . . . 11

             Selling Securityholders. . . . . . . . 12

             Plan of Distribution . . . . . . . . . 14

             Description of the Notes . . . . . . . 16

             Legal Matters. . . . . . . . . . . . . 21

             Experts. . . . . . . . . . . . . . . . 21

                              AVAILABLE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Houston American Energy Corp., that file electronically with the Commission.

     This prospectus is part of a registration statement on Form S-3 with respect to the common stock and 8% Subordinated Convertible Promissory Notes (the "Notes") offered hereby (the "Registration Statement") that has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to our company and the common stock and Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commissions' principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this prospectus:

     (1)     Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
2005;

     (2)     Our Annual Report on Form 10-KSB for the year ended December 31,
2004;

     (3)     Our Current Reports on Form 8-K filed on April 8, 2005 and May 10,
2005;

     (4) The description of our securities included in the Form S-4 Registration Statement (SEC File No. 333-66638) filed on December 14, 2001; and

     (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements included in our Form 10-KSB for the year ended December 31, 2004 referred to in (2) above.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such requests may be directed to Mr. John Terwilliger, Chief Executive Officer, Houston American Energy Corp., 801 Travis Street, Suite 2020, Houston, Texas 77002, Telephone Number (713) 222-6966.

                                   THE COMPANY

     Houston American Energy Corp. was formed in Delaware in April 2001. We are an oil and gas exploration and production company. Our activities are focused on properties in the U.S. onshore Gulf Coast Region, principally Texas, and the development of concessions in the South American country of Colombia. We seek to utilize the contacts and experience of our sole executive officer, John F. Terwilliger, to identify favorable drilling opportunities, to use advanced seismic techniques to define prospects and to form partnerships and joint ventures to spread the cost and risks to us of drilling.

     Our principal executive offices are located at 801 Travis Street, Suite 2020, Houston, Texas 77007 and our telephone number is (713) 222-6966.

                                  RISK FACTORS

     Investing in our securities involves risks. Before making an investment decision, you should carefully consider the following risk factors, as well as other information we include or incorporate by reference in this prospectus, including, without limitation, the factors listed under the headings "Description of Business - Risks Related to Our Oil and Gas Operations", "Legal Proceedings", and "Controls and Procedures" in our Annual Report on Form 10-KSB for the year ended December 31, 2004. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

RISKS RELATED TO THE OIL AND NATURAL GAS INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

     As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas, oil, and condensate. Our realized profits affect the amount of cash flow available for capital expenditures. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices.
Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that can cause the volatility of oil and gas prices are:

     - worldwide or regional demand for energy, which is affected by economic conditions;
     -    the domestic and foreign supply of natural gas and oil;
     -    weather conditions;
     -    domestic and foreign governmental regulations;
     -    political conditions in natural gas and oil producing regions;
     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
     -    the price and availability of other fuels.

A SUBSTANTIAL PERCENTAGE OF OUR PROPERTIES ARE UNDEVELOPED; THEREFORE THE RISK ASSOCIATED WITH OUR SUCCESS IS GREATER THAN WOULD BE THE CASE IF THE MAJORITY OF OUR PROPERTIES WERE CATEGORIZED AS PROVED DEVELOPED PRODUCING.

     Because a substantial percentage of our properties are unproven (approximately 99%), or proved undeveloped, we will require significant additional capital to prove and develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

     While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market related can cause a well to become uneconomical or only marginally profitable. Our business involves a variety of operating risks which may adversely affect our profitability, including:

     -    fires;
     -    explosions;
     -    blow-outs and surface cratering;
     -    uncontrollable flows of oil, natural gas and formation water;
     - natural disasters, such as hurricanes and other adverse weather conditions;
     -    pipe, cement or pipeline failures;
     -    casing collapses;
     -    embedded oil field drilling and service tools;
     -    abnormally pressured formations; and
     - environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

     In accordance with industry practice, our insurance protects us against some, but not all, operational risks. Further, we do not carry business interruption insurance at levels that would provide enough cash for us to continue operating without access to additional funds. As pollution and environmental risks generally are not fully insurable, our insurance may be inadequate to cover any losses or exposure for such liability.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

     In accordance with applicable requirements of the Securities and Exchange Commission, we estimate our proved reserves and future net cash flows using sales prices and costs estimated to be in effect as of the date we make the reserve estimates. We hold the estimates constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Gas prices, which have fluctuated widely in recent years, affect estimated quantities of proved reserves and future net cash flows. Any estimates of natural gas and oil reserves and their values are inherently uncertain, including many factors beyond our control. The reserve data contained in this prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those we use, may vary. In addition, estimates of reserves may be revised based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revision may be material. Accordingly, reserve estimates may be different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions. Our estimated proved reserves have not been filed with or included in reports to any federal agency.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our business and the oil and gas industry in general are subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations. State and federal regulations, including those enforced by the Texas Railroad Commission as the primary regulator of the oil and gas industry in the State of Texas, are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir and control contamination of the environment. Matters subject to regulation in the State of Texas include:

     -    location and density of wells;
     - the handling of drilling fluids and obtaining discharge permits for drilling operations;
     - accounting for and payment of royalties on production from state, federal and Indian lands;
     - bonds for ownership, development and production of natural gas and oil properties;
     -    transportation of natural gas and oil by pipelines;
     -    operation of wells and reports concerning operations; and
     -    taxation

     Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

     Natural gas operations are subject to various types of regulation at the federal, state and local levels. Prior to commencing drilling activities for a well, we are required to procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies. Permits and approvals include those for the drilling of wells, and regulations including maintaining bonding requirements in order to drill or operate wells and the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations.

     Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units and the density of wells, which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100 percent of the leasehold.

OUR OPERATIONS MAY INCUR SUBSTANTIAL LIABILITIES TO COMPLY WITH THE ENVIRONMENTAL LAWS AND REGULATIONS.

     Our operations are subject to additional laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. It appears that the trend of more expansive and stricter environmental legislation and regulations will continue.

     We generate wastes that may be subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes, which have limited the approved methods of disposal for some hazardous wastes. Additional wastes may be designated as "hazardous wastes" in the future, and therefore become subject to more rigorous and costly operating and disposal requirements. Although management believes that we utilize good operating and waste disposal practices, prior owners and operators of our properties may not have done so, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under locations where wastes have been taken for disposal. These properties and the wastes disposed on the properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), RCRA and analogous state laws, which require the removal and remediation of previously disposed wastes, including waste disposed of or released by prior owners or operators.

     CERCLA and similar state laws impose liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for release of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

OUR OPERATIONS IN COLOMBIA ARE SUBJECT TO RISKS RELATING TO POLITICAL AND ECONOMIC INSTABILITY.

     We currently have interests in four oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

OUR SUCCESS DEPENDS ON OUR MANAGEMENT TEAM AND OTHER KEY PERSONNEL, THE LOSS OF ANY OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     Our success will depend on our ability to retain John F. Terwilliger, our sole director and executive officer, and to attract other experienced management and non-management employees, including engineers, geoscientists and other technical and professional staff. We will depend, to a large extent, on the efforts, technical expertise and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary personnel, our business operations could be adversely affected.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Competition in the oil and gas industry is intense and we compete with major and other independent oil and gas companies with respect to the acquisition of producing properties and proved undeveloped acreage. Our competitors actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop the properties. Many of those competitors, however, have financial resources and exploration and development budgets that are substantially greater than ours and may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can do so, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our capability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

RISKS RELATED TO OUR COMMON STOCK AND NOTES

THE PRICE OF OUR COMMON STOCK, AND THEREFORE OF THE NOTES, MAY FLUCTUATE SIGNIFICANTLY, AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE NOTES OR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

     The price of our common stock quoted on the OTCBB constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes.

     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

     -    quarterly variations in our operating results;
     - operating results that vary from the expectations of management, securities analysts and investors;
     -    changes in expectations as to our future financial performance;
     - announcements by us, our partners or our competitors of leasing and drilling activities;
     - the operating and securities price performance of other companies that investors believe are comparable to us;
     -    future sales of our equity or equity-related securities;
     - changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;
     -    fluctuations in oil and gas prices;

     -    departures of key personnel; and
     -    regulatory considerations.

     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE.

     Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Notes.

THE RIGHTS OF HOLDERS OF OUR NOTES TO RECEIVE PAYMENTS ON THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE RIGHTS OF OUR EXISTING AND FUTURE SECURED AND/OR SENIOR CREDITORS.

     Holders of our existing and future secured and/or senior indebtedness will have claims that are prior to claims as holders of the Notes to the extent of the value of the assets securing that other indebtedness. As a result, the Notes are subordinated to any such secured and/or senior indebtedness. As of December 31, 2004, $1 million of our debt was senior. Upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, holders of our secured and/or senior indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class or ranking as the notes based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than holders of our secured and/or senior indebtedness.

THE NOTES CONTAIN NO FINANCIAL COVENANTS AND PROVIDE ONLY LIMITED PROTECTION IN THE EVENT CERTAIN SPECIFIED EVENTS OCCUR.

     The Notes contain no financial covenants. In particular, the Notes contain no covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or incur additional debt and, therefore, protect holders in the event of a highly leveraged or other similar transaction. In addition, the requirement that we offer to repurchase the Notes is limited to certain specified events set out in the Notes. Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our business, financial condition, capital structure and the value of our common stock but would not constitute such a specified event entitling holders of Notes to require us to offer to repurchase the Notes. Our obligations to offer to redeem the Notes upon a designated event would not necessarily afford holders protection in the event of a reorganization, merger or similar transaction involving us.

THE REDEMPTION RIGHTS IN THE NOTES TRIGGERED BY A SPECIFIED EVENT COULD DISCOURAGE A POTENTIAL ACQUIRER.

     The redemption rights in the Notes triggered by specified events could discourage a potential acquirer. The redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.

WE MAY BE UNABLE TO REPURCHASE THE NOTES FOR CASH WHEN REQUIRED BY THE HOLDERS, INCLUDING FOLLOWING SPECIFIED EVENTS.

     Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of specified events prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase the Notes in cash as required by the Notes, it would constitute an event of default under the Notes which, in turn, would also likely constitute an event of default under our then existing debt instruments.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES, AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES. THE FAILURE OF A MARKET TO DEVELOP FOR THE NOTES COULD ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF THE NOTES.

     The Notes are a new issue of securities, and there is no existing market for the notes. We do not intend to list the Notes, on any securities exchange or for quotation of the notes on any automated dealer quotation system. A market may not develop for the Notes, and we cannot assure you as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

     The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the Notes and the shares of our common stock issuable upon conversion of the Notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions that may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

THE NOTES ARE NOT RATED.

     The Notes are not, and do not expect them to be, rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the Notes and our common stock would likely decline.

THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS, INCLUDING THIRD-PARTY TENDER OR EXCHANGE OFFERS THAT MAY ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES OR THE SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES.

     The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock. The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers or the sale of our equity securities or equity-linked securities to third parties, that may adversely affect the trading price of the Notes or the shares of our common stock issuable upon conversion of the Notes.

OUR CHARTER AND BYLAWS, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND ALSO COULD LIMIT THE PRICE THAT INVESTORS ARE WILLING TO PAY IN THE FUTURE FOR SHARES OF OUR COMMON STOCK AND THE NOTES.

     Delaware corporate law and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

     - authorize our board of directors to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of our common stock;
     - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;
     -    provide that directors may be removed only for cause; and
     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Taken together, these provisions of our charter and bylaws, Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the Notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the Notes.

OUR MANAGEMENT OWNS A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM INFLUENCE OR CONTROL IN CORPORATE TRANSACTIONS AND OTHER MATTERS, AND THEIR INTERESTS COULD DIFFER FROM THOSE OF OTHER SHAREHOLDERS

     John F. Terwilliger, our sole director and executive officer, owns approximately 43% of our outstanding common stock. As a result, he is in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. His control of the company may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

                                 USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the Notes and common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

                             SELLING SECURITYHOLDERS

     The selling securityholders are holders of $2,125,000 in principal amount of Notes and the holders of warrants to purchase common stock. The Notes were issued in May 2005 pursuant to a private placement to accredited investors. The warrants were issued to the placement agent in the May 2005 private placement. Pursuant to the terms of the sale of the Notes, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the Notes and the shares of common stock issuable upon conversion of the Notes and exercise of the warrants.

     The following table sets forth information with respect to the selling securityholders and the respective principal amounts of the Notes and common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the Notes or the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

     For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrants or other rights.

                                      Principal Amount of Notes                Number of Shares Common Stock
                                   ------------------------------  ------------------------------------------------------
                                    Beneficially
                                   Owned Prior to                  Beneficially   Percentage of              Beneficially
                                    the Offering     Percent of        Owned          Common                 Owned After
                                     and Offered        Notes        Prior to         Shares       Offered    Completion
Selling Securityholders                Hereby        Outstanding    Offering(1)   Outstanding(9)  Hereby(1)  of Offering
---------------------------------  ---------------  -------------  -------------  --------------  ---------  ------------

E.C. Broun III                     $       200,000           9.4%        200,000            1.0%    200,000             0
Lorraine DiPaolo                           200,000           9.4%        200,000            1.0%    200,000             0
Camilla Bellick                            125,000           5.9%        125,000              *     125,000             0
Jacob Harris                               125,000           5.9%        125,000              *     125,000             0
Alan M. Berman                             100,000           4.7%        100,000              *     100,000             0
Peter S. Rawlings                          100,000           4.7%        100,000              *     100,000             0
Barry Garfinkel                            100,000           4.7%        100,000              *     100,000             0
William Lippe                              100,000           4.7%        100,000              *     100,000             0
David Schwartz & Florence                  100,000           4.7%        100,000              *     100,000             0
 Schwartz JTROW
LRZ Family Limited                          50,000           2.4%         50,000              *      50,000             0
 Partnership (2)
Frances H. Zorn                             50,000           2.4%         50,000              *      50,000             0
Sunderland Family Trust                     50,000           2.4%         50,000              *      50,000             0
 Dated 7/15/96 (#2) (3)
Myron Zisser                                50,000           2.4%         50,000              *      50,000             0
Gorel Realty Company (4)                    50,000           2.4%         50,000              *      50,000             0
Mitchell Kessler                            50,000           2.4%         50,000              *      50,000             0
Eric Lippe                                  50,000           2.4%         50,000              *      50,000             0
William P. Behrens                          50,000           2.4%         50,000              *      50,000             0
The Churchill Fund QP, LP (5)               41,000           1.9%         41,000              *      41,000             0
The Churchill Fund, LP (5)                  34,000           1.6%         34,000              *      34,000             0
Felix Z. Edwards III                        25,000           1.2%         25,000              *      25,000             0
Mary Willis                                 25,000           1.2%         25,000              *      25,000             0
Judith Parnes                               25,000           1.2%         25,000              *      25,000             0
Marie Carlino                               25,000           1.2%         25,000              *      25,000             0
Michael Salmanson & Tobi                    25,000           1.2%         25,000              *      25,000             0
 E. Zemsky, JTROW
Gem Holdings (6)                            25,000           1.2%         25,000              *      25,000             0
Bear Stearns Securities Corp. as            25,000           1.2%         25,000              *      25,000             0
 Custodian for the benefit of
 Bernard Korman IRA
Stanley Weirthorn Rev Trust                 25,000           1.2%         25,000              *      25,000             0
 DTD 9/7/90
Edmund Dollinger                            25,000           1.2%         25,000              *      25,000             0
Southridge Drive Associates (7)             25,000           1.2%         25,000              *      25,000             0
Mary A. Susnjara                            25,000           1.2%         25,000                     25,000             0
Johannah F. Stefanakis                      25,000           1.2%         25,000              *      25,000             0
Richard R. Davis                            25,000           1.2%         25,000              *      25,000             0
Anne O'Malley                               25,000           1.2%         25,000              *      25,000             0
Malcolm O'Malley                            25,000           1.2%         25,000              *      25,000             0
Miriam Salmanson                            25,000           1.2%         25,000              *      25,000             0
Joseph Martello                             25,000           1.2%         25,000              *      25,000             0
Roy Nelson & Anne Nelson,                   25,000           1.2%         25,000              *      25,000             0
 JTROW
Edmund Karam & Barbara                      25,000           1.2%         25,000              *      25,000             0
 Karam, JTROW
Kathleen Mullinix                           25,000           1.2%         25,000              *      25,000             0
Northeast Securities, Inc. (8)                   -             -         191,250            1.0%    191,250             0

*    Less than 1%.

(1) Shares of common stock shown as beneficially owned include, and the shares of common stock registered for sale hereby consist of, all shares issuable upon conversion of the Notes and exercise of the warrants.

(2) Richard Zorn has investment and voting power with respect to the shares held by LRZ Family Partnership.

(3) Ronald Sunderland has investment and voting power with respect to the shares held by Sunderland Family Trust Dated 7/15/96 (#2)

(4) Myron Gorel has investment and voting power with respect to the shares held by Gorel Realty Company.

(5) Cecelia Brancato has investment and voting power with respect to the shares held by The Churchill Fund QP, LP and The Churchill Fund, LP.

(6) Marc Stern has investment and voting power with respect to the shares held by Gem Holdings.

(7) Richard Swartz has investment and voting power with respect to the shares held by Southridge Drive Associates.

(8) Robert Bonelli has investment and voting power with respect to the shares held by Northeast Securities, Inc.

(9) Percentages based on number of shares of common stock outstanding as of June 27, 2005.

                              PLAN OF DISTRIBUTION

     The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the Notes and the common stock issuable upon the conversion of the Notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     We will not receive any of the proceeds from the sale of these securities. If the Notes or shares of common stock issuable upon the conversion of the Notes are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

     The Notes and the common stock issuable upon the conversion of the Notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the Notes or our common stock may be listed or quoted at the time of sale;
     -    in the over-the-counter market;
     - otherwise than on these exchanges or services or in the over-the-counter market; or
     - through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes and the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the Notes and the common stock into which the Notes are convertible short and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

     The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the Notes and the common stock into which the Notes are convertible and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

     The aggregate proceeds to the selling securityholders from the sale of the Notes and the common stock into which the Notes are convertible offered by them will be the purchase price of the Notes or common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

     Our outstanding common stock is quoted on the OTC Bulletin Board under the symbol "HUSA.OB." The Notes are not currently traded on any market. We do not intend to list the Notes on any securities exchange or automated dealer quotation system and can give no assurance about the development of any trading market for the Notes.

     In order to comply with the securities laws of some states, if applicable, the Notes and the common stock into which the Notes are convertible maybe sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and the common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Selling securityholders that are also registered broker-dealers who act in connection with the sale of Notes or shares of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of Notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     To the extent required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

     We will use our commercially reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for the period set forth above under "Description of the Notes-Registration Rights." No sales may be made pursuant to this prospectus after that period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

     We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the Notes and the shares of common stock under this prospectus.

                            DESCRIPTION OF THE NOTES

     We issued the Notes as of May 4, 2005. The Notes are not subject to an indenture. The Notes and the shares of common stock issuable upon conversion of the Notes are covered by a registration rights agreement.

     The following description is a summary of the material provisions of the Notes and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Note, including the definitions of some terms used in the Note, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms or form of Note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the Note because it and not this description defines the rights of a holder of Notes.

GENERAL

     The Notes are general, unsecured obligations of Houston American Energy Corp. and rank junior to our secured debt, to the extent of any assets securing such indebtedness, and to our existing and future unsubordinated, unsecured debt. The Notes are convertible into common stock as described under "-Conversion of Notes."

     The Notes are $2,125,000 in aggregate principal. The Notes mature on May 1, 2010 unless earlier converted or redeemed.

     We are not subject to any financial covenants under the Notes. In addition, we are not restricted under the Note from paying dividends, incurring debt or issuing or repurchasing our securities.

     You are not afforded protection under the Note in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "Redemption at Option of the Holder."


     The Notes bear interest at a rate of 8% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from May 4, 2005 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on April 20 and October 20 of each year, beginning October 20, 2005. Payment of cash interest on the Notes will include interest accrued through the day before the applicable interest payment date or redemption date, as the case may be.

CONVERSION OF NOTES

     You may convert any of the Notes held by you, in whole or in part, into common stock prior to the close of business on the final maturity date of the Notes, subject to prior redemption of the Notes.

     The initial conversion price of the Notes is $1.00 per share, meaning that one share of common stock will be issued for each $1.00 in principal amount of Notes converted.

     No fractional shares of common stock will be issued upon conversion of Notes. Upon the conversion of the entire principal outstanding under a Note, in lieu of issuing any fractional shares to the holder, Houston American Energy shall pay to the holder the amount of outstanding principal that is not so converted. On partial conversion of Notes, Houston American Energy will issue to the holder (i) the shares of common stock into which a portion of the Note is converted and (ii) a new subordinated convertible promissory note having identical terms, except that the principal amount thereof shall equal the difference between (A) the principal amount of the Note immediately prior to such conversion minus (B) the portion of such principal amount converted into common stock.

     To convert Notes, the holder must surrender the Note, duly endorsed, at the principal office of Houston American Energy. At its expense, Houston American Energy shall, as soon as practicable thereafter, issue and deliver to the holder at such principal office a certificate or certificates for the number of shares of common stock, to which the holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Houston American Energy), together with any other securities and property to which the holder is entitled upon such conversion under the terms of the Note. Upon delivery to the holder of shares of common stock on conversion of Notes, the principal amount of Notes so converted will be deemed satisfied and interest thereon will cease to accrue.

     Automatic Conversion

     The entire principal outstanding under the Notes (but not interest) will be automatically converted into shares of common stock, at the then applicable conversion price upon the closing of an underwritten public offering of common stock in which (i) gross proceeds to Houston American Energy are equal to or greater than $5 million and (ii) the price-per-share of the common stock sold in the public offering is equal to or greater than 150% of the then applicable conversion price.

     Company Conversion

     At any time after May 1, 2006 and prior to the maturity date, Houston American Energy may, at its sole option and effective upon the date on which written notice of conversion is sent to the holder, cause all or part of the principal outstanding under the Notes (but not interest) to be converted into shares of common stock, at the then current conversion price, provided that the market price of the common stock on the conversion date, and for at least 20 of the 30 trading days ending on the conversion date, is in excess of 200% of the then applicable conversion price.

     Conversion Rate Adjustments

     We will adjust the conversion rate if any of the following events occurs:

     - we issue common stock as a dividend or distribution on our common stock;
     - we issue to all holders of common stock some rights or warrants to purchase our common stock;

     -    we subdivide or combine our common stock;
     - we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, excluding cash;
     - we undertake a reclassification, recapitalization or otherwise change our common stock into a different number, class or series of stock; and
     - we sell shares of common stock, or issue securities convertible into or exercisable for shares of common stock, at prices less than the then applicable conversion price, excluding issuances of shares upon the conversion of securities outstanding at the time the Notes were issued and the issuance of shares or convertible securities to employees, officers, directors or consultants pursuant to effective S-8 registration statements.

     Upon the occurrence of any event requiring an adjustment in the conversion rate, the conversion price, and thus the conversion rate, will adjusted in such a manner as to result in the receipt upon conversion of the type and amount of securities as would have been received had conversion occurred immediately prior to the event causing adjustment.

     Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

OPTIONAL REDEMPTION BY HOUSTON AMERICAN ENERGY

     At any time after May 1, 2007 and prior to the maturity date, Houston American Energy may, at its sole election, redeem the Notes, in whole or in part, upon giving at least two business days prior written notice of intent to redeem, by paying to the holders an amount equal to (i) for redemptions occurring after May 1, 2007 and before January 1, 2008, 103% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, (ii) for redemptions occurring during calendar year 2008, 102% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, (iii) for redemptions occurring during calendar year 2009, 101% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, and (iv) for redemptions occurring during calendar year 2010, 100% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Note being redeemed. Except as set forth above, we have no right to prepay the Notes, in whole or in part, prior to the maturity date.

REDEMPTION AT THE OPTION OF HOLDERS

     Prior to the maturity date, the holders, at their sole election, may require Houston American Energy to redeem the Notes, in whole or in part, by providing written notice of their election to cause redemption of Notes and the portion of the Notes to be redeemed. We will redeem the portion of the Notes for which a redemption notice is provided by paying to the holder, within ten business days following receipt of such redemption notice, an amount equal to 100% of the portion of the Notes to be redeemed, plus accrued and unpaid interest on the portion of the Notes to be redeemed; provided, however, that a redemption notice will only be effective and we will only be required to redeem Notes following the occurrence of one or more of the following designated events:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by (1) us, (2) any of our subsidiaries, (3) any of our employee benefit plans, (4) John F. Terwilliger or (5) any holders of Notes; or
     - one or more persons file a Statement on Schedule TO or a Statement on Schedule 13D (or any successors thereto) stating that they have become and actually are beneficial owners of voting stock representing more than 80%, in the aggregate, of the voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or
     - the consolidation or merger of Houston American Energy with or into any other person, any merger of another person into Houston American Energy, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than: (1) any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Houston American Energy's capital stock; and
          (b) pursuant to which holders of Houston American Energy's capital stock immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Houston American Energy's capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or (2) any merger solely for the purpose of changing Houston American's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

EVENTS OF DEFAULT

     The following will be events of default under the Notes:

     -    we fail to pay (i) when due any principal or interest payment or
          (ii) any other payment required under the terms of the Notes on the date due and such payment shall not have been made within five (5) days of receipt of written notice of such failure to pay; or
     - we fail to observe or perform any other covenant, obligation, condition or agreement contained in the Notes and such failure shall continue for ten (10) days after written notice thereof; or
     - any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of us to the holders in writing in connection with the Notes, or as an inducement to the holders to purchase the Notes, was false, incorrect, incomplete or misleading in any material respect when made or furnished; or
     - we shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by us and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder thereof to cause, indebtedness in an aggregate amount of one million dollars ($1,000,000) or more to become due prior to its stated date of maturity; or

     - we shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of Houston American Energy or of all or a substantial part of our property, (ii) be unable, or admit in writing our inability, to pay our debts generally as they mature, (iii) make a general assignment for the benefit of any of our creditors, (iv) be dissolved or liquidated in full or in part (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Houston American Energy or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of our property by any official in an involuntary case or other proceeding commenced against us, or (vi) take any action for the purpose of effecting any of the foregoing; or
     - proceedings for the appointment of a receiver, trustee, liquidator or custodian of Houston American Energy or of all or a substantial part of our property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Houston American Energy or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or
     - one or more judgments for the payment of money in an amount in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate, outstanding at any one time, shall be rendered against Houston American Energy and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of our property and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

     Upon the occurrence or existence of any event of default, except as otherwise provided, and at any time thereafter during the continuance of such event of default, the holder may, by written notice, declare all outstanding amounts payable under the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind. Upon the occurrence or existence of any event of default involving appointment of a receiver, trustee, liquidator or custodian or judgments in excess of $1,500,000, immediately and without notice, all outstanding amounts payable under the Notes will automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind. In addition to the foregoing remedies, upon the occurrence or existence of any event of default, the holders may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

     We entered into a registration rights agreement with the initial purchasers of the Notes. Under the registration rights agreement, we were required to file the registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities by August 2, 2005. We are required to use our reasonable best efforts to cause the registration statement to become effective by October 31, 2005.

     When we use the term "registrable securities" herein, we are referring to the Notes and the common stock issuable upon conversion of the Notes and the common issuable upon exercise of the placement agent warrants. With respect to any registrable securities, we will use our reasonable best efforts to keep the registration statement effective until the earliest of:

     - the date when all registrable securities have been sold in accordance with such registration statement; or
     - the date when all of the registrable securities have been sold pursuant to Rule 144; or
     - the date on which the registrable securities are eligible to be sold without any restriction pursuant to Rule 144(k); or
     - the date when all of the registrable securities cease to be outstanding.

     We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

     -    20 consecutive days; or
     -    45 days during any 12-month period.

     A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

     -    be named as a selling securityholder in the related prospectus;
     -    deliver a prospectus to purchasers; and
     - be subject to the provisions of the registration rights agreement, including indemnification provisions.

     Under the registration rights agreement, we will:

     -    pay all expenses of the registration statement;
     -    provide each registered holder copies of the prospectus;
     -    notify holders when the registration statement has become effective;
          and
     - take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

                                  LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for us by Michael W. Sanders, Attorney at Law.

                                     EXPERTS

     The financial statements incorporated in this prospectus and elsewhere in this registration statement by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2004 have been so incorporated in reliance on the report of Thomas Leger & Co., L.L.P., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which are payable by the Company, other than underwriting discounts and commissions.

            Registration Fee. . . . . . .   $   272.62
            Accountants' Fees and Expenses    5,000.00
            Legal Fees and Expenses . . .    15,000.00
            Miscellaneous . . . . . . . .     4,727.38
                                            ----------
               Total. . . . . . . . . . .   $25,000.00
                                            ==========

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) that he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, the company's Certificate of Incorporation (the "Certificate") provides that the company shall indemnify each person who is or was a director, officer, employee or agent of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company. The Certificate provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.     EXHIBITS

         4.1    Form of 8% Subordinated Convertible Note due 2010, dated May 4, 2005(1)
         4.2    Form of Placement Agent Warrant, dated May 4, 2005(1)
         4.3    Form of Registration Rights Agreement, dated May 4, 2005(1)
         5.1*   Opinion and consent of Michael W. Sanders, Attorney at Law re: the legality of the shares being registered
        10.1    Form of Purchase Agreement, dated May 4, 2005 relating to the sale of 8%
                Subordinated Convertible Notes due 2010(1)
        23.1*   Consent of Michael W. Sanders, Attorney at Law (including in Exhibit 5.1)
        23.2*   Consent of Thomas Leger & Co., LLP

 *   Filed herewith

(1) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated May 4, 2005.

ITEM 17.     UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 13th day of July, 2005.

                                   HOUSTON AMERICAN ENERGY CORP.


                                   BY: /S/ JOHN F. TERWILLIGER
                                       JOHN F. TERWILLIGER
                                       President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                              TITLE                         DATE
----------                              -----                         ----

/s/ John F. Terwilliger     President, Chief Executive Officer     July 13, 2005
John F. Terwilliger         and Director (Principal Executive,
                            Financial and Accounting Officer)